Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:
Deborah Loeb Bohren
212-476-3552

WELLCHOICE, INC. REPORTS

FOURTH QUARTER and FULL YEAR 2004 RESULTS

•	Full year net income of $246.2 million, or $2.94 per diluted share; reflects 22% EPS increase compared to 2003, or 19.1% excluding a $0.07 per share tax benefit recorded in 2Q 2004

•	Fourth quarter 2004 net income of $59.6 million, or $0.71 per diluted share

•	Commercial managed care membership, excluding NYC and NYS PPO, increased by 257,000 members, or 11.2%, to 2,558,000 since year-end 2003

•	Total corporate membership increased by 201,000 members, or 4.2%, to 4,955,000 since year-end 2003

•	Full-year 2005 earnings are expected to be in the range of $3.35 to $3.41 per diluted share based on 85.0 million average shares outstanding. This does not include the effect of changes in accounting for stock-based compensation that goes into effect in the second half of 2005.

•	Core commercial managed care membership growth guidance reaffirmed to be in the range of 7.5% to 8.5% for 2005

New York, NY (February 9, 2005) — WellChoice, Inc. (NYSE: WC) today reported results for the fourth quarter and year ending December 31, 2004.

WellChoice reported net income for the fourth quarter 2004 of $59.6 million, or $0.71 per diluted share, and net income for the full year 2004 of $246.2 million, or $2.94 per diluted share. This represents an EPS growth rate of 22.0% compared to 2003, or 19.1% excluding a $0.07 per share tax benefit that was recorded in the second quarter of 2004.

“We are pleased with our 2004 financial performance which was primarily driven by strong growth in our core managed care products and a continued focus on achieving administrative expense efficiencies. We also launched our new consumer directed product, Empire Total Blue, effective January 2005. It was well received by the market and as of January we had enrolled more than 42,000 members in this innovative plan,” said Michael A. Stocker, M.D., President and Chief Executive Officer of WellChoice. “Looking ahead, we believe we are well-positioned for a successful 2005.”

“Our efforts to control expenses together with better than expected increases in membership led to excellent earnings growth for the full year 2004,” said John W. Remshard, Senior Vice President and Chief Financial Officer. “We expect to see continued good earnings growth in 2005.”

Compared to December 31, 2003, enrollment in the Commercial Managed Care segment, excluding New York State and New York City PPO membership, increased by 11.2% as of December 31, 2004. Membership in the entire Commercial Managed Care segment increased by 6.7% to 4,381,000 over the same period. Membership in the Other Insurance

Products and Services segment, which includes indemnity and individual products, declined by 11.4% since December 31, 2003. Total membership at December 31, 2004, was 4,955,000, an increase of 4.2% since December 31, 2003. Self-funded membership grew 12.3% since December 31, 2003, to 1,950,000 at December 31, 2004, and now accounts for 39.4% of overall membership, an increase of 290 basis points over the prior year-end.

Since September 30, 2004, total corporate membership increased by 24,000 members, driven by a 19,000 member gain in the Commercial Managed Care segment, excluding New York State and New York City PPO membership.

Total revenues for the full year ended December 31, 2004, were $5.83 billion compared to $5.38 billion for the full year ended December 31, 2003. Insured premiums were $5.25 billion for the full year ended December 31, 2004, compared to $4.88 billion for the full year 2003. Administrative service fees increased $56.4 million to $502.2 million. The overall medical loss ratio was 86.3% in the full year ended December 31, 2004, a 90 basis point increase over the full year ended December 31, 2003. Compared to the full year ended December 31, 2003, the administrative expense ratio improved by 80 basis points to 15.7% for the full year ended December 31, 2004.

Total revenues for the fourth quarter 2004 were $1.49 billion compared to $1.38 billion for the fourth quarter last year. Insured premiums were $1.34 billion compared to $1.25 billion in the fourth quarter last year. Administrative service fees increased $19.2 million to $128.8 million. The overall medical loss ratio was 87.0% in the fourth quarter 2004, a 130 basis point increase compared to the fourth quarter last year. The administrative expense ratio improved by 50 basis points to 15.4% in the fourth quarter 2004 compared to the prior year fourth quarter.

Cash flow from operating activities was $339.4 million for the full year ended December 31, 2004. The Company experienced net positive prior period reserve development of $1.0 million for the fourth quarter 2004 for its prospectively rated business. Days claims payable was 53.6 days as of the fourth quarter 2004.

EARNINGS OUTLOOK

For the full year 2005, WellChoice expects earnings to be in the range of $3.35 to $3.41 per diluted share based on 85.0 million average shares outstanding. This does not include the effect of changes in accounting for stock based compensation that go into effect in the second half of 2005.

With respect to national account membership, the Company enrolled 126,000 new national account members in January 2005. The number of net new national account members in January 2005 was 44,600 compared to 107,000 net new members in January 2004. The decline in the number of net new enrollees year over year in this segment is directly attributable to disappointing enrollment in a single account. However, we remain confident about our earnings outlook for 2005 due to improved performance in the profitable middle market and continue to anticipate core commercial managed care membership growth to be in a range of 7.5% and 8.5% for the full year 2005.

UPDATE OF SELL-DOWN BY NEW YORK PUBLIC ASSET FUND

The Company also announced that it is supporting legislation introduced by the New York State Governor to clarify the role of the New York State Comptroller (the “Comptroller”) in connection with the New York Public Asset Fund (the “Fund”), the owner of approximately 62% of WellChoice stock. The New York State Comptroller recently raised two issues regarding his responsibilities with respect to the Fund. Specifically, in October 2004 the Comptroller issued a legal opinion asserting that, contrary to a legal opinion previously received by the Company in connection with its initial public offering in November 2002, he believes that no contract entered into by the Fund which has a value of greater than $15,000, including underwriting agreements, is valid unless approved by the Comptroller under Section 112 of the New York State Finance Law. In addition, the Comptroller asserts that he believes that he is the “custodian” of the WellChoice stock issued to the Fund under the statute authorizing the conversion of the Company to a for-profit entity, and that, based on this requirement, he was a necessary signatory to the Voting Trust and Divestiture Agreement (the “Agreement”) between the Company, the Fund and the Bank of New York. Based on this position the Comptroller believes that certain amendments to that Agreement are required.

The Company and the Fund disagree with the Comptroller’s assertions regarding these issues. However, if the Comptroller’s position regarding Section 112 is correct, all contracts previously entered into by the Fund could be deemed invalid and unenforceable and the Fund may not be able to enter into additional contracts, unless and until the Comptroller’s approval is obtained. This issue can be resolved if the Fund submits its contracts to the Comptroller and obtains approval.

If this issue is not resolved, the dispute could jeopardize the ability of the Fund to meet the sell down requirements set forth in the Agreement in a timely fashion. In this regard, in November 2004, WellChoice made an offer to buy back $200 million of WellChoice common stock from the Fund; this offer was not accepted. The next sell down deadline is November 14, 2005, by which time the Fund must reduce its WellChoice ownership to less than 50%. This would require the Fund to sell approximately 10 million shares of WellChoice common stock. In the event the requirement is not met, the Agreement stipulates that the WellChoice shares representing ownership in excess of 50% must be transferred to a sales agent, who will then sell the shares as quickly as reasonably possible. Under the terms of the Agreement, failure to meet the November 14, 2005 deadline could also result in penalties under the Company’s license agreement with the BlueCross BlueShield Association, including potential revocation of the license.

The Company is working with the other parties to amend the voting trust agreement to resolve the custodial issue. There is no certainty that all of the various entities (the Fund, the Bank of New York, BCBSA and the Comptroller) will be able to agree on the terms of any such amendment.

Since the issue came to our attention, the Company has worked with all parties to try to resolve these issues. While we believe that the matter will be resolved, as the parties are working toward resolution, the timing of any such resolution is unclear and the Company believes that the dispute has reached the point where disclosure may be important to investors.

About WellChoice

WellChoice, Inc. is the parent company of the largest health insurer in the State of New York based on PPO and HMO membership. WellChoice, through its Empire Blue Cross Blue Shield subsidiaries, has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 downstate New York counties and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual, and national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Conference Call and Webcast

The Company will host a conference call and webcast today at 5:30 PM (EST) to review these results, as well as to discuss the outlook for 2005. The conference call can be accessed domestically by dialing 1-800-784-3697. International participants dial 1-706-643-1656. Please ask for reference number 3343763, 10 minutes prior to the start of the call. An audio replay of the call will be available for seven days following the conference call. To access the replay, please dial 1-800-642-1687 and enter reference number 3343763. International callers can access the replay by dialing 1-706-645-9291 and enter reference number 3343763.

Investors, analysts and the general public are also invited to listen to the conference call over the Internet by visiting WellChoice’s web site at www.wellchoice.com. Financial, statistical and other information related to the conference call will also be available on the site.

Cautionary Statement

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management’s estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company’s control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: our ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management; product design and negotiation of favorable provider reimbursement rates; our ability to maintain or increase our premium rates; possible reductions in enrollment in our health insurance programs or changes in membership; the regional concentration of our business in the New York metropolitan area and the effects of economic downturns in that region or generally; future bio-terrorist activity or other potential public health epidemics; the impact of health care reform and other regulatory matters; the outcome of litigation; and the potential loss of our New York City account. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the company’s filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, its 2004 Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the Commission.

EXHIBIT A

WellChoice, Inc.

Membership

	December 31,		September 30,
(In thousands)	2004	2003	2004
Products and services:
Commercial managed care:
Group PPO, HMO, EPO and other (1)(2)	2,558	2,301	2,539
New York City and New York State PPO	1,823	1,805	1,816

Total commercial managed care	4,381	4,106	4,355
Other insurance products and services:
Indemnity	364	428	365
Individual	210	220	211

Total other insurance products and services	574	648	576

Overall total	4,955	4,754	4,931

Customers:
Large group	2,986	2,931	2,975
Small group and middle market	472	444	463
Individuals	266	269	266
National accounts	1,231	1,110	1,227

Overall total	4,955	4,754	4,931

Funding type:
Commercial managed care:
Insured	2,678	2,620	2,659
Self-funded	1,703	1,486	1,696

Total commercial managed care	4,381	4,106	4,355

Other insurance products and services:
Insured	327	398	330
Self-funded	247	250	246

Total other insurance products and services	574	648	576

Overall total	4,955	4,754	4,931

(1)	Our HMO product includes Medicare+Choice. As of December 31, 2004, December 31, 2003, and September 30, 2004, we had approximately 56,000 members, 50,000 members, and 56,000 members, respectively, enrolled in Medicare+Choice.
(2)	“Other” consists of point of service (POS) members and our members enrolled in dental only coverage.

EXHIBIT B

WellChoice, Inc.

Consolidated Statements of Income

	Three Months Ended December 31,
($ in millions, except share and per share data)	2004	2003
Revenue:
Premiums earned	$1,339.5	$1,252.5
Administrative service fees	128.8	109.6
Investment income, net	18.6	17.1
Other income (expense), net	0.5	(2.5)

Total revenue	1,487.4	1,376.7

Expenses:
Cost of benefits provided	1,164.8	1,072.9
Administrative expenses	226.4	216.0

Total expenses	1,391.2	1,288.9
Income before income taxes	96.2	87.8
Income tax expense	36.6	35.2

Net income	$59.6	$52.6

Basic and diluted earnings per common share	$0.71	$0.63

Shares used to compute basic earnings per common share, based on weighted average shares outstanding	83,593,095	83,490,478
Shares used to compute diluted earnings per common share based on weighted average shares outstanding	84,358,456	83,892,582
Additional data:
Medical loss ratio (1)	87.0%	85.7%
Administrative expense ratio (2)	15.4%	15.9%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	Administrative expense ratio represents administrative expense as a percentage of premiums earned and administrative service fees. As presented, our administrative expense ratio does not take into account a significant portion of our activity generated by self-funded, or ASO, business, which, at December 31, 2004, represented approximately 39.4% of total membership. Therefore, in the following table, we provide the information needed to calculate the administrative expense ratio on a “premium equivalent” basis because that ratio measures administrative expenses relative to the entire volume of insured and self-funded business serviced by us and is commonly used in the health insurance industry to compare operating efficiency among companies. Administrative expense ratio on a premium equivalent basis is calculated by dividing administrative expenses by “premium equivalents” for the relevant periods. Premium equivalents is the sum of premium earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration, billing and membership services. Claims paid for our self-funded health business is not our revenue. The premium equivalents for the years indicated were as follows:

Premium Equivalents Table:

	Three Months Ended December 31,
	2004	2003
Revenue:
Premiums earned	$1,339.5	$1,252.5
Administrative service fees	128.8	109.6
Claims paid for our self-funded health business	1,026.7	801.5

Premium equivalents	$2,495.0	$2,163.6

Administrative expense ratio, premium equivalent basis	9.1%	10.0%

EXHIBIT C

WellChoice, Inc.

Consolidated Statements of Income

	Year Ended December 31,
($ in millions, except share and per share data)	2004	2003
Revenue:
Premiums earned	$5,254.6	$4,875.4
Administrative service fees	502.2	445.8
Investment income, net	69.5	63.0
Other income (expense), net	0.7	(1.7)

Total revenue	5,827.0	5,382.5

Expenses:
Cost of benefits provided	4,536.5	4,162.2
Administrative expenses	903.1	876.7

Total expenses	5,439.6	5,038.9
Income before income taxes	387.4	343.6
Income tax expense	141.2	142.5

Net income	$246.2	$201.1

Basic earnings per common share	$2.95	$2.41
Diluted earnings per common share	$2.94	$2.41
Shares used to compute basic earnings per common share, based on weighted average shares outstanding	83,539,772	83,490,478
Shares used to compute diluted earnings per common share, based on weighted average shares outstanding	83,848,159	83,518,167
Additional data:
Medical loss ratio (1)	86.3%	85.4%
Administrative expense ratio (2)	15.7%	16.5%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)

Administrative expense ratio represents administrative expense as a percentage of premiums earned and administrative service fees. As presented, our administrative expense ratio does not take into account a significant portion of our activity generated by self-funded, or ASO, business, which, at December 31, 2004, represented approximately 39.4% of total membership. Therefore, in the following table, we provide the information needed to calculate the administrative expense ratio on a “premium equivalent” basis because that ratio measures administrative expenses relative to the entire volume of insured and self-funded business serviced by us and is commonly used in the health insurance industry to compare operating efficiency among companies. Administrative expense ratio on a premium equivalent basis is calculated by dividing administrative expenses by “premium equivalents” for the relevant periods. Premium equivalents is the sum of premium earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration, billing and membership services. Claims paid for our self-funded health business is not our revenue. The premium equivalents for the years indicated were as follows:

Premium Equivalents Table:

	Year Ended December 31,
	2004	2003
Revenue:
Premiums earned	$5,254.6	$4,875.4
Administrative service fees	502.2	445.8
paid for our self-funded health business	3,710.3	2,955.3

Claims Premium equivalents	$9,467.1	$8,276.5

Administrative expense ratio, premium equivalent basis	9.5%	10.6%

EXHIBIT D

WellChoice, Inc.

Consolidated Balance Sheets

	December 31
	2004	2003
	(In millions, except share and per share data)
Assets
Investments:
Fixed maturities, at fair value (amortized cost: $1,374.6 and $1,036.7)	$1,361.9	$1,037.2
Marketable equity securities, at fair value (cost: $43.8 and $52.9)	53.4	60.4
Short-term investments	170.6	232.5
Other long-term equity investments	18.6	31.7

Total investments	1,604.5	1,361.8
Cash and cash equivalents	758.5	697.5

Total investments and cash and cash equivalents	2,363.0	2,059.3

Receivables:
Billed premiums, net	107.6	92.4
Accrued premiums	340.8	285.8
Other amounts due from customers, net	117.2	107.1
Notes receivable, net	12.7	12.4
Advances to hospitals, net	1.9	10.8
Accrued investment income	10.8	9.6
Miscellaneous, net	71.2	51.3

Total receivables	662.2	569.4

Property, equipment and information systems, net of accumulated depreciation	107.1	113.5
Prepaid pension expense	60.7	53.5
Deferred taxes, net	157.7	216.5
Other	39.4	30.8

Total assets	$3,390.1	$3,043.0

EXHIBIT D

WellChoice, Inc.

Consolidated Balance Sheets (Continued)

	December 31
	2004	2003
	(In millions, except share and per share data)
Liabilities and stockholders’ equity
Liabilities:
Unpaid claims and claims adjustment expense	$678.8	$609.5
Unearned premium income	138.7	134.2
Managed cash overdrafts	215.4	198.0
Accounts payable and accrued expenses	67.4	104.5
Advance deposits	160.6	113.8
Group and other contract liabilities	99.3	112.2
Postretirement benefits other than pensions	144.6	142.8
Obligations under capital lease	44.0	48.4
Other	159.0	147.3

Total liabilities	1,707.8	1,610.7

Stockholders’ equity:
Common stock, $0.01 per share value, 225,000,000 shares authorized; shares issued and outstanding: 2004—84,047,152; 2003—83,676,446	0.8	0.8
Class B common stock, $0.01 per share value, one share authorized, issued and outstanding	—	—
Preferred stock, $0.01 per share value, 25,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	1,275.2	1,262.2
Retained earnings	408.7	162.5
Unearned restricted stock compensation	(9.9)	(6.0)
Accumulated other comprehensive income	7.5	12.8

Total stockholders’ equity	1,682.3	1,432.3

Total liabilities and stockholders’ equity	$3,390.1	$3,043.0

EXHIBIT E

WellChoice, Inc.

Consolidated Statements of Cash Flows

	2004	2003
Cash flows from operating activities
Net income	$246.2	$201.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37.6	39.5
Net realized gain on sales of investments	(11.7)	(11.8)
(Credit) provision for doubtful accounts	(3.6)	1.0
Accretion of discount, net	2.4	5.5
Equity in (earnings) loss of other long-term equity investments	(0.7)	(1.4)
Deferred income tax expense	61.3	55.8
Other	(7.2)	(8.3)
Changes in assets and liabilities:
Billed and accrued premiums receivable	(69.0)	(17.8)
Other customer receivable	(10.8)	(14.4)
Notes receivable	(0.2)	(0.4)
Advances to hospitals	9.2	(10.7)
Accrued investment income	(1.2)	0.2
Insurance proceeds receivable	—	—
Miscellaneous receivables	(16.6)	3.1
Other assets	(8.7)	2.9
Unpaid claims and claims adjustment expenses	69.3	49.6
Unearned premium income	4.5	6.7
Managed cash overdrafts	17.4	27.7
Accounts payable and accrued expenses	(29.3)	(8.9)
Advance deposits	46.7	(23.9)
Group and other contract liabilities	(12.9)	(0.7)
Postretirement benefits other than pensions	1.8	(1.0)
Other liabilities	14.9	1.3

Net cash provided by operating activities	339.4	295.1

Cash flows from investing activities
Purchases of property, equipment and information systems	(33.3)	(43.5)
Proceeds from sale of property, equipment and information systems	—	1.8
Purchases of available for sale investments	(1,618.1)	(1,568.6)
Proceeds from sales and maturities of available for sale investments	1,374.1	1,524.7

Net cash used in investing activities	(277.3)	(85.6)

Cash flows from financing activities
(Decrease) increase in capital lease obligations	(4.4)	0.6
Net costs from common stock issued in public offering	(0.8)	—
Proceeds from the exercise of stock options and employee stock purchase plan, net of treasury stock repurchases	4.1	—

Net cash (used in) provided by financing activities	(1.1)	0.6

Net change in cash and cash equivalents	61.0	210.1
Cash and cash equivalents at beginning of period	697.5	487.4

Cash and cash equivalents at end of period	$758.5	$697.5

Supplemental disclosure: Income taxes paid	$88.4	$79.9

EXHIBIT F

WellChoice, Inc.

Segment Operating Results

	Three Months Ended December 31,
($ in millions)	2004	2003
Commercial Managed Care:
Total revenue	$1,264.1	$1,140.4
Income before income taxes	86.5	84.3
Medical loss ratio (1):
Commercial managed care total	87.0%	85.3%
Commercial managed care, excluding New York City and New York State PPO (2)	84.0%	81.4%
Administrative expense ratio (3)	13.1%	13.4%

Other Insurance Products and Services:
Total revenue	$223.3	$236.3
Income before income taxes	9.7	3.5
Medical loss ratio (1)	86.4%	87.6%
Administrative expense ratio (3)	28.4%	27.8%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to claim expense than accounts with full medical and hospital coverage. The lower premiums and the size of these accounts distort our performance when the total medical loss ratio is presented.
(3)	Administrative expense ratio represents administrative expenses as a percentage of premiums earned and administrative service fees.

EXHIBIT G

WellChoice, Inc.

Segment Operating Results

	Year Ended December 31,
($ in millions, except earnings per share)	2004	2003
Commercial Managed Care:
Total revenue	$4,930.3	$4,425.0
Income before income taxes	339.6	292.6
Medical loss ratio (1):
Commercial managed care total	86.6%	85.9%
Commercial managed care, excluding New York City and New York State PPO (2)	83.0%	82.1%
Administrative expense ratio (3)	13.3%	14.0%

Other Insurance Products and Services:
Total revenue	$896.7	$957.5
Income before income taxes	47.8	51.0
Medical loss ratio (1)	84.4%	82.7%
Administrative expense ratio (3)	28.6%	28.0%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to claim expense than accounts with full medical and hospital coverage. The lower premiums and the size of these accounts distort our performance when the total medical loss ratio is presented.
(3)	Administrative expense ratio represents administrative expenses as a percentage of premiums earned and administrative service fees.